Exhibit 99.1

OpenText Appoints Goldy Hyder to Board of Directors

Waterloo, ON, December 6, 2023 - Open Text Corporation (NASDAQ: OTEX), (TSX: OTEX), today announced the appointment of Goldy Hyder to its board of directors. Mr. Hyder is President and Chief Executive Officer of the Business Council of Canada, a non-profit, non-partisan organization composed of the chief executives and entrepreneurs of Canada’s leading companies, whose members collectively employ approximately two million Canadians in every major industry.

“Goldy brings very strong public and international policy perspectives to our Board,” said Tom Jenkins, Chair of the Board of Directors. “His role as co-chair of Canada’s World Trade Organization Business Advisory Council has created global and diverse experiences that are strategic assets further strengthening our Board.”

Mr. Hyder was previously President and Chief Executive Officer of Hill+Knowlton Strategies (Canada), providing strategic communications counsel to the firm’s extensive and diverse client base. Prior to joining Hill+Knowlton, he served as Director of Policy and Chief of Staff to The Right Honourable Joe Clark, former Prime Minister of Canada.

In addition to his achievements in business and public policy, Mr. Hyder has a long track record of service on behalf of several charities and non-profit organizations. He is a member of the advisory councils of the Canada-India Business Council and Coalition for a Better Future, a board member of the Business + Higher Education Roundtable, an executive committee member of the Century Initiative and co-chair of Canada’s World Trade Organization Business Advisory Council. He is Past Chair of the Asia Business Leaders Advisory Council, a subsidiary of Asia Pacific Foundation. Mr. Hyder holds a B.A. and Masters degree in Public Policy from the University of Calgary.

About OpenText
OpenText, The Information Company™, enables organizations to gain insight through market leading information management solutions, powered by OpenText Cloud Editions. For more information about OpenText (NASDAQ: OTEX, TSX: OTEX) visit opentext.com.

For more information, contact:
Harry E. Blount
Senior Vice President, Global Head of Investor Relations
Open Text Corporation
415-963-0825
investors@opentext.com

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